Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 15, 2018, with respect to the consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of operations, comprehensive loss changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2017 included in the Annual Report of SAExploration Holdings, Inc. on Form 10-K for the year ended December 31, 2017. We hereby consent to the incorporation by reference of said report in the Registration Statements of SAExploration Holdings, Inc. on Form S-3 (File No. 333-213386) effective September 16, 2016, Form S-8 (File No. 333-213756) effective September 23, 2016 and Form S-8 (File No. 333-214852) effective November 30, 2016.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
March 15, 2018